  EXHIBIT 99.1

TOMI ENVIRONMENTAL SOLUTIONS, INC. REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

FREDERICK, MD, May 15, 2024 — TOMI Environmental Solutions, Inc.® (“TOMI”) (NASDAQ: TOMZ), a global company specializing in disinfection and decontamination utilizing its premier Binary Ionization Technology (BIT) platform through its SteraMist brand of products, today announced its financial results for the first quarter ended March 31, 2024.

TOMI Chief Executive Officer, Dr. Halden Shane, stated, “Although revenue was below expectation in the first quarter, we saw continued growth in our sales pipeline, as well as an increase in demand for our CES systems and iHP corporate service.  In addition to the $1,100,000 in sales for the quarter, our sales backlog at the end of the quarter was $900,000 which we expect will primarily be recognized in the second and third quarters of 2024. We’re seeing positive signs throughout the marketplace, particularly in the pharmaceuticals and healthcare sectors, where we’re seeing increased pipeline activity.

“One of the notable wins in the first quarter was a notification from the Department of Homeland Security that our SteraMist technology has been included in their Science and Technology Directorate Budget overview. The department expects to purchase 16 SteraMist Environment Systems for the amount of approximately $2,000,000 to support the decontamination of the Plum Island Animal Disease Center.  In addition, TOMI has recently received notification from a U.S. based multinational pharmaceutical company that two of the Company’s CES systems, delivered in 2022, have finally been qualified for use.  Additional CES Systems operating in the marketplace is important for the positive long term growth and evolution of our business model as these systems tend to be meaningful consummers of our BIT solution.

“In the first quarter we continued to develop our government relationships. This quarter TOMI was invited to submit a proposal and apply to the Department of Defense to participate in a $3,000,000 grant in connection with mitigation of the residual effects of ethylene oxide. We recently submitted our proposal and are currently waiting for a decision.

“We are off to a solid start in 2024 and will continue to focus on executing our strategies to grow revenues, expand business development and deliver improved results and value for our shareholders,” Dr. Shane concluded.

1

Financial Results for the three months ended March 31, 2024, compared to March 31, 2023

•	Total net revenue was $1,114,000 compared to $1,582,000.

•	Gross margin was 60.2% compared to 59.5%.

•	Operating loss was ($1,226,000), compared to ($1,188,000).

•	Net loss was ($1,310,000) or ($0.07) per basic and diluted share, compared to ($1,187,000) or ($0.06) per basic and diluted share.

Balance sheet highlights as of March 31, 2024

•	Cash and cash equivalents were approximately $1.1 million.

•	Working capital was $6.6 million.

•	Shareholders’ equity was $7.1 million.

Recent Business Highlights:

•	Overall sales volume and sales order activity for the first quarter of 2024 amounted to $2,000,000 which consisted of approximately $1,100,000 in recognized revenue and an approximate sales backlog of $900,000 at the end of the quarter.

•	Continued growth in demand for CES with the signing of a new contract for a SteraMist iHP Custom Engineered System (CES) installation with a California-based life sciences company. The contracted iHP Custom Engineered System (CES) is valued at approximately $600,000. This system, featuring six applicators, will be integrated into a clinical suite, and is expected to be fully installed by the end of the third quarter in 2024.

•	Informed by the Department of Homeland Security that 16 SteraMist Environment Systems, totaling approximately $2,000,000, have been allocated from their Science and Technology Directorate Budget for decontamination support at the Plum Island Animal Disease Center

•	Continued increase in demand for our SteraMist iHP service where we saw quarter over quarter growth of 21%. For the three months ended March 31, 2024 and 2023, our iHP service revenue was $371,000 and $306,000, respectively.

•	Expansion in its SteraMist iHP Corporate Service contracts with the addition of new partners including the University of Texas and Rising Pharmaceuticals reaffirming its position as a leading provider of decontamination services to corporate clients in the life sciences industry.

•	Recently received notification from a U.S. based multinational pharmaceutical company that two CES systems delivered in 2022 have been qualified. As previously announced, the expected annual BIT Solution revenue of the systems could amount to $250,000 once in use.

•	Attended and presented our SteraMist brand of products at various tradeshows, most notable were Maryland Tech Council Event: Technology Transformation Conference, National Air Duct Cleaners of America Conference, AORN Surgical Expo, NFMT + Clean Building Expo, Indoor Ag-Con + Grocery and PDA Annual Meeting.

•	Received the Gold Safety Award from Highwire in recognition of strong safety practices and performance.

2

Conference Call Information

TOMI will hold a conference call to discuss first quarter 2024 results at 4:30 p.m. ET today, May 15, 2024.

To participate in the call by phone, dial (844) 369-8770 approximately five minutes prior to the scheduled start time and request the "TOMI Environmental Solutions first quarter earnings call." International callers please dial (862) 298-0840. To access the live webcast or view the press release, please visit the Investor Relations section of the TOMI website or register at the following link: https://www.webcaster4.com/Webcast/Page/2262/50600.

A replay of the teleconference will be available until Wednesday, May 29, 2024, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use replay access code: 50600. A replay of the webcast will be available for at least 90 days on the company’s website, starting approximately one hour after the completion of the call.

TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com/ or contact us at info@tomimist.com.

3

Forward-Looking Statements

This press release contain forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, ability to accelerate revenue; financial performance and operating results for 2024; upcoming launch of new products; expected growth in sales pipeline and market demand; revenue opportunities of CES products and brand recognition of our products. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to acquire new customers and expands sales; our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

4

TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

Current Assets:	March 31, 2024 (Unaudited)	December 31, 2023
Cash and Cash Equivalents	$1,093,219	$2,339,059
Accounts Receivable - net	2,115,691	2,429,929
Other Receivables	164,150	164,150
Inventories	4,645,885	4,627,103
Vendor Deposits	124,427	29,335
Prepaid Expenses	384,003	371,298
Total Current Assets	8,527,375	9,960,874

Property and Equipment – net	1,060,640	1,048,642

Other Assets:
Intangible Assets – net	1,118,369	1,123,246
Operating Lease - Right of Use Asset	451,514	467,935
Long Term Accounts Receivable - net	206,240	206,240
Other Assets	593,930	550,677
Total Other Assets	2,370,053	2,348,098
Total Assets	$11,958,068	$13,357,614

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$1,351,118	$1,267,029
Accrued Expenses and Other Current Liabilities	472,525	675,491
Deferred Revenue	13,659	-
Current Portion of Long-Term Operating Lease	118,911	115,658
Total Current Liabilities	$1,956,213	$2,058,178

Long-Term Liabilities:
Long-Term Operating Lease, Net of Current Portion	612,017	642,527
Convertible Notes Payable, net of discount of $286,366 and $301,985 at March 31, 2024 and December 31, 2023, respectively	2,313,634	2,298,015
Total Long-Term Liabilities	2,925,651	2,940,542
Total Liabilities	$4,881,864	$4,998,720

Commitments and Contingencies	-	-

Shareholders’ Equity:
Cumulative Convertible Series A Preferred Stock; par value $0.01 per share, 1,000,000 shares authorized; 63,750 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	638	638
Cumulative Convertible Series B Preferred Stock; $1,000 stated value; 7.5% Cumulative dividend; 4,000 shares authorized; none issued and outstanding at March 31, 2024 and December 31, 2023, respectively	-	-
Common stock; par value $0.01 per share, 250,000,000 shares authorized; 19,955,205 and 19,923,955 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	199,553	199,240
Additional Paid-In Capital	58,012,432	57,985,245
Accumulated Deficit	(51,136,419)	(49,826,229)
Total Shareholders’ Equity	7,076,204	8,358,894
Total Liabilities and Shareholders’ Equity	$11,958,068	$13,357,614

5

TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended
	March 31,
	2024	2023

Sales, net	$1,114,087	$1,582,172
Cost of Sales	443,419	640,935
Gross Profit	670,668	941,237

Operating Expenses:
Professional Fees	197,999	137,185
Depreciation and Amortization	77,921	88,776
Selling Expenses	289,069	376,653
Research and Development	67,971	70,520
Consulting Fees	113,635	75,455
General and Administrative	1,150,549	1,380,794
Total Operating Expenses	1,897,144	2,129,383
Income (loss) from Operations	(1,226,476)	(1,188,146)

Other Income (Expense):
Interest Income	9,906	659
Interest Expense	(93,620)	-
Total Other Income (Expense)	(83,714)	659

Income (loss) before income taxes	(1,310,190)	(1,187,487)
Provision for Income Taxes	-	-
Net Income (loss)	$(1,310,190)	$(1,187,487)

Net income (loss) Per Common Share
Basic	$(0.07)	$(0.06)
Diluted	$(0.07)	$(0.06)

Basic Weighted Average Common Shares Outstanding	19,954,511	19,806,622
Diluted Weighted Average Common Shares Outstanding	19,954,511	19,806,622

6

INVESTOR RELATIONS CONTACT:

John Nesbett/Roz Christian

IMS Investor Relations

tomi@imsinvestorrelations.com

7